As filed with the Securities and Exchange Commission on August 2, 2005.
Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RTW, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1448070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
8500 Normandale Lake Boulevard
Suite 1400
Bloomington, Minnesota 55437
(Address of principal executive offices and zip code)

RTW, INC.
2005 Stock Plan
1995 Employee Stock Purchase Plan
(Full title of the Plan)

Alfred L. LaTendresse
RTW, Inc
8500 Normandale Lake Boulevard, Suite 1400
Bloomington, Minnesota 55437
(952) 893-0403
(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of Class of Securities to Be	Amount to	Proposed	Proposed Maximum	Amount of
Registered	be	Maximum	Aggregate	Registration
	Registered	Offering Price	Offering Price	Fee
per Share
Common Stock to be issued pursuant to RTW, Inc. 2005 Stock Plan (300,000 shares) and 1995 Employee Stock Purchase Plan (50,000 shares)	350,000 (1)	$9.99 (1)	$3,496,500	$411.54

(1) Based on the closing price on July 27, 2005 on the Nasdaq National Market.

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE
A Registration Statement on Form S-8/S-3 (File No. 33-91372) was filed with the Securities and Exchange Commission (“SEC”) on April 18, 1995 covering the registration of 50,000 shares (37,500 shares as adjusted for a May 1996 three-for-two stock split and a November 2002 one-for-two stock split) of the Common Stock, under the Company’s 1995 Employee Stock Purchase Plan (the “1995 Plan”). A Registration Statement on Form S-8 (File No. 333-81408) was filed with the SEC on January 25, 2002 covering the registration of an additional 125,000 shares (62,500 shares as adjusted for a November 2002 stock split) of the Common Stock, under the Company’s 1995 Plan. A Registration Statement on Form S-8 (File No. 333-114030) was filed with the SEC on March 30, 2004 covering the registration of an additional 50,000 shares. Pursuant to General Instruction E of Form S-8 and Rule 429, this Registration Statement is being filed to register an additional 50,000 shares authorized under the 1995 Plan. The contents of the prior Registration Statements are incorporated herein by reference.
PART I
          Pursuant to Part I of Form S-8, the information required by Items 1 and 2 of Form S-8 is not filed as a part of this Registration Statement.
PART II
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:
(a)	The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2005;

(c)	The Current Reports on Form 8-K dated January 19, 2005, February 15, 2005, April 28, 2005, two reports on Form 8-K dated June 15, 2005, and one report dated July 28, 2005;

(d)	The Definitive Proxy Statement dated April 29, 2005 for the June 15, 2005 Annual Meeting of shareholders; and

(e)	The description of the Company’s Common Stock as set forth under the section entitled Description of Registrant’s Securities to be Registered in the Company’s Registration Statement on Form 8-A (File No. 0-25508), filed with the Securities and Exchange Commission effective February 7, 1995, including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the completion or termination of this offering of shares of Common Stock shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          The description of the Company’s Common Stock to be offered pursuant to this Registration Statement has been incorporated by reference into this Registration Statement as described in Item 3 of this Part II.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.

Item 6. Indemnification of Directors and Officers.
          The Company’s Articles of Incorporation provide that no director of the Company may be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except as limited by Minnesota law. Minnesota law provides that a corporation may not limit a director’s personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty: (i) for any breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the effective date of the indemnification provisions in the Company’s Articles of Incorporation.
          The Company’s Articles of Incorporation, and Section 302A.521 of the Minnesota Business Corporation Act, provide that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person: (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Minnesota Statutes, Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.
          In addition, the Company has entered into indemnification agreements with each of its directors and officers, which agreements provide for indemnification to the full extent permitted by Minnesota law.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits. (Filed electronically herewith)

Exhibit

4.1	2005 Stock Plan, incorporated by reference to Appendix A to the Definitive Proxy Statement dated April 29, for the June 15, 2005 Annual Meeting of Shareholders.

4.2	1995 Employee Stock Purchase Plan, as amended through June 15, 2005.

5.1	Opinion of Lindquist & Vennum P.L.L.P

23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page)
Item 9. Undertakings.
(a) The Company hereby undertakes
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
          (i) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, For the purpose of determining any liability under the Securities Act, each post-effective amendment will be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers, and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on July 27, 2005.

RTW, INC.

Date: July 27, 2005	By	/s/ Jeffrey B. Murphy

Jeffrey B. Murphy President, Chief Executive Officer and Director (Principal Executive Officer)
Signatures and Power of Attorney
          The undersigned officers and directors of RTW, Inc. hereby constitute and appoint Jeffrey B. Murphy and Alfred L. LaTendresse, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on the date and in the capacities indicated.

Date	Signature and Title

July 27, 2005	By	/s/ John O. Goodwyne

John O. Goodwyne, Chairman of the Board

July 27, 2005	By	/s/ Jeffrey B. Murphy

Jeffrey B. Murphy President, Chief Executive Officer and Director (Principal Executive Officer)

July 27, 2005	By	/s/ Alfred L. LaTendresse

Alfred L. LaTendresse Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

July 27, 2005	By	/s/ David C. Prosser

David C. Prosser Chairman Emeritus of the Board

July 27, 2005	By	/s/ Gregory D. Koschinska

Gregory D. Koschinska, Director

July 27, 2005	By	/s/ William J. Deters

William J. Deters, Director

July 27, 2005	By	/s/ John W. Prosser

John W. Prosser, Director

July 27, 2005	By	/s/ Vina L. Marquart

Vina L. Marquart, Director